Exhibit 10.7

SUB-SUBLEASE

This Sub-Sublease (this “Sublease”) is entered into as of February 11, 2004 by and between INTEQ CORPORATION (“Sublessor”), and ENVOYWORLDWIDE, INC. (“Sublessee”).

RECITALS:

A. Pursuant to that certain lease dated January 1, 1995 (the “Main Lease”), a copy of which is attached hereto as Exhibit A), United Trust Fund Limited Partnership (“Original Landlord”), is leasing the entire building (the “Main Premises”) on the parcel of land known and numbered as 100 Crosby Drive, Bedford, Massachusetts, as more specifically described in the Main Lease, to Computervision Corporation (“Computervision”).

B. Pursuant to that certain sublease dated January 20, 2000 (as amended, the “Original Sublease”), a copy of which is attached hereto as Exhibit B, Computervision is leasing fifty-three thousand six hundred twenty-one (53,621) rentable square feet of space located within the Main Premises on the first (1st) floor and the ground floor (the “Original Sublease Premises”), which space is shown crosshatched on Exhibit C attached hereto, to Sublessor.

C. Pursuant to a certain sublease dated January 30, 2002 (the “Envoy Worldwide Sublease”), Sublessor is leasing 8,537 rentable square foot of space located within the Original Sublease Premises on the first (1st) floor to Sublessee, the term of which sublease shall expire on February 29, 2004 (the “Sublease Term”).

D. Sublessor has agreed to sublease to Sublessee, and Sublessee has agreed to sublease from Sublessor, for the Renewed Sublease Term (defined below) and subject to the provisions of Section 2 hereof on the terms and conditions stated herein approximately eight thousand five hundred thirty-seven (8537) rentable square feet of space (based upon 7,235 useable square feet plus and 18% common area loading factor) located within the Original Sublease Premises on the first (1st) floor and Nine hundred (900) rentable square feet of space (based upon 763 useable square feet plus and 18% common area loading factor) on the ground floor of the Main Premises, which space is shown crosshatched on Exhibit D attached hereto (the “Sublease Premises”).

E. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Original Sublease or the Main Lease, as applicable.

AGREEMENTS:

In consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Incorporation of Main Lease and Original Sublease. Except to the extent inconsistent with the terms and conditions of this Sublease, all terms and conditions of the

Original Sublease (except with respect to the payment obligations of Subtenant thereunder), including those terms and conditions of the Original Sublease that incorporate certain terms and conditions of the Main Lease (except with respect to the payment obligations of Lessee thereunder) into the Original Sublease, are hereby incorporated into this Sublease and shall govern Sublessee’s use and occupancy of the Sublease Premises in the same manner as if Sublessee were the sublessee under the Original Sublease, Sublessor were the sublessor under the Original Sublease, the Sublease Premises were the Original Sublease Premises under the Original Sublease, and the Renewed Sublease Term were the term under the Original Sublease, provided, however, that whenever the obligations of Sublessor to Sublessee derive from the obligations of Computervision to Sublessor (including, without limitation, any consent or approval or obligation of Computervision), the maximum obligation of Sublessor shall be to use reasonably diligent efforts to obtain appropriate action on the part of Computervision. Except to the extent the same are inconsistent with the terms and provisions of this Sublease, Sublessee covenants to comply with the terms and provisions of; and to do nothing or omit to do anything which would, under the provisions thereof, constitute a default under or directly result in the termination by Computervision or Original Landlord of the Original Sublease and Main Lease (as incorporated into the Original Sublease). Sublessee agrees to indemnify and hold harmless Sublessor from and against all claims, demands, expenses (including reasonable legal expenses) and liabilities resulting directly from Sublessee’s breach, violation or nonperformance of any of the obligations of sublessee under the Original Sublease (to the extent incorporated herein) or tenant under the Main Lease (to the extent incorporated herein).

Notwithstanding the foregoing, the following provisions of the Original Sublease shall not be incorporated into this Sublease:

Sections 1, 2(a)(i), 2(a)(ii), 2(b); the penultimate sentence of Section 3; Section 4(e); the first sentence of Section 5(b); Sections 5(i), 7(1), 12, 13, and 14; the reference to “Subtenant’s Work” in Section 21(a); the first three sentences of Section 30; Section 33 (but only to the extent inconsistent with Section 10 of this Sublease); Section 34(c); and Exhibits A & C.

2. Demise of Sublease Premises: Renewed Sublease Term Permitted Use. Sublessor hereby leases to Sublessee, and Sublessee hereby leases from Sublessor, on the terms and conditions set forth herein, the Sublease Premises, together with all available access thereto and egress therefrom, as provided in Section 9 below, and the right to use, in common with other tenants, all common facilities in the Main Premises, as provided in Section 9 below, TO HAVE AND TO HOLD for a period of twenty-four months commencing on the March 1, 2004 and terminating February 28, 2006, unless sooner terminated as herein provided or as provided in the Original Sublease or the Main Lease (the “Renewed Sublease Term”). During the Renewed Sublease Term, Sublessee shall have access to the Sublease Premises and the common areas of the Main Premises (to the extent provided in the Original Sublease, including without limitation Sections 3 and 31 thereof) 24 hours a day, 7 days a week subject only to reasonable security requirements, such interruptions as are necessary for maintenance or repairs (provided such interruptions do not have a material adverse affect on Sublessee’s business operations) or emergencies. Sublessee shall use and occupy the Sublease Premises for general office use only and for no other purpose (the “Permitted Use”).

Notwithstanding the foregoing regarding the Renewed Sublease Term, beginning on February 1, 2004, upon Sublessee’s prior notification to Sublessor, to the extent the portion of the Sublease Premises located on the ground floor of the Main Premises (the “Sublease Ground Floor Premises”) are available and at times convenient to Sublessor in Sublessor’s sole discretion, Sublessee shall have reasonable access to the Sublease Ground Floor Premises for the limited purpose of installing (subject to the provisions of Section 21 below) Sublessee’s telecommunications equipment, furniture and trade fixtures and to arrange the layout of the same;

Sublessee shall indemnify, defend and hold harmless Sublessor from and against all claims, costs, expenses (including reasonable legal expenses), damages and liabilities arising from the activities (permitted or not) of Sublessee or Sublessee’s employees, agents, contractors, invitees or licensees in or around the Sublease Ground Floor Premises.

3. Minimum Rent. Sublessee covenants and agrees to pay to Sublessor, during the Renewed Sublease Term, a fixed minimum rent (the “Minimum Rent”) as follows:

Period	Monthly Minimum Rent
3/1/04-2/28/05	$10,026.81
3/1/05-2/29/06	$11,796.25

Minimum Rent is calculated upon an annual charge equal to (i) $11.75 per rentable square foot of the Sublease Premises plus $1.00 per rentable square foot of the Sublease Premises for electricity, as set forth in Section 4(b) hereof; for the period from March 1, 2004 to February 28, 2005, and (ii) $14.00 per rentable square foot of the Sublease Premises plus $1.00 per rentable square foot of the Sublease Premises for electricity, as set forth in Section 4(b) hereof; for the period from March 1, 2005 to February 28, 2006 (as the aforementioned periods may be delayed or extended in accordance with Section 17 hereof). Minimum Rent shall be payable in advance, on the first day of each and every calendar month during the Renewed Sublease Term, without notice, setoff or deduction other than as expressly set forth herein, at the Sublessor’s address, as set forth herein, or at such other place or to such other person as Sublessor may from time to time designate in writing to Sublessee. With respect to any partial month at the beginning or end of the Renewed Sublease Term, the Minimum Rent due under this Sublease shall be pro-rated accordingly.

4. Additional Rent. Sublessee covenants and agrees to pay to Sublessor, during the Renewed Sublease Term, the following amounts as “Additional Rent”:

(a) Operating Costs and Taxes. Sublessee shall pay to Sublessor as Additional Rent, “Sublessee’s Share of Operating Costs.” As used in this Sublease, “Sublessee’s Share of Operating Costs” shall be calculated by dividing the rentable square footage of the Sublease Premises by the rentable square footage of the Original Sublease Premises. According to the foregoing formula, Sublessee’s Share of Operating Costs equals seventeen and six tenths percent (17.6%). In the event Computervision determines under the provisions of the Original Sublease that Sublessor will be required to make estimated payments of Additional Rent under Article 5 of the Original Sublease with respect to Operating Costs, Sublessee shall pay to

Sublessor, as Additional Rent, on or before the first day of each month following such determination by Computervision 1/12th of Sublessee’s Share of Operating Costs reasonably estimated by Computervision to be due by Sublessor with respect to Operating Costs during such year, subject to periodic adjustment by Computervision in accordance with the terms of the Original Sublease (the “Estimated Operating Cost Payments”). At the request of Sublessee, Sublessor shall provide to Sublessee (i) Computervision’s determination of such estimate under the Original Sublease, and (ii) proof of payment of such estimate by Sublessor to Computervision. If, at the end of any year during the Renewed Sublease Term, the Estimated Operating Cost Payments collected by Sublessor during such year exceed the amount otherwise due from Sublessee under this Section 4, Sublessor shall reimburse Sublessee for the excess in accordance with the reimbursement procedures set forth in Section 5(d) of the Original Sublease with respect to Computervision’s reimbursement of Sublessor, and if the Estimated Operating Expense Payments collected are less than the amount otherwise due from Sublessee under this Section 4, Sublessee shall reimburse Sublessor in accordance with the reimbursement procedures set forth in Section 5(d) of the Original Sublease with respect to Sublessor’s reimbursement of Computervision. “Operating Costs” shall be defined according to Section 5(b) of the Original Sublease.

(b) Electricity. An amount equal to $1.00 per rentable square foot per annum has been included in the Minimum Rent to reimburse the Sublessor for the costs incurred in providing electricity to the Sublease Premises. In the event Sublessor incurs any additional costs in connection with providing electricity to the Sublease Premises (in connection with any billings to Sublessor by Computervision in accordance with paragraph 3 of Exhibit D to the Original Sublease, but specifically excluding any costs associated with any separately metered portions of the Main Premises or Original Sublease Premises not occupied or used by Sublessee, including but not limited to Sublessor’s data center and network operating center on the ground floor of the Main Premises), Sublessee shall pay to Sublessor promptly upon request a portion of such additional costs (the “Additional Electricity Payments”), where such portion is calculated by dividing the rentable square footage of the Sublease Premises by the rentable square footage of the Original Sublease Premises (i.e. 17.6%). Sublessor reserves the right to install a separate electricity meter for the Sublease Premises (which right derives solely from Computervision’s rights under Exhibit D to the Original Sublease), and to the extent the Sublease Premises are or become separately metered (i) Sublessee shall pay for its actual electricity usage separately, (ii) the Minimum Rent shall be reduced by $1.00 per rentable square foot per annum and (iii) Sublessee shall not be required to make Additional Electricity Payments.

5. Default by Sublessee. Notwithstanding anything in the Original Sublease to the contrary, for the purposes of determining applicable grace periods hereunder, Sublessee’s grace period hereunder, following written notice by Sublessor to Sublessee of the pertinent default as required by this Sublease, shall be (i) three (3) days for any monetary obligations of Sublessee under this Sublease (including without limitation Minimum Rent and Additional Rent), (ii) twenty (20) days for all other obligations of Sublessee under this Sublease for which Sublessor would have a thirty (30) day grace period under the Original Sublease, and (iii) half of any grace period of more than thirty (30) days that Sublessor would have under the Original Sublease.

6. Quiet Enjoyment. Sublessor, with respect to the Renewed Sublease Term, covenants and agrees with Sublessee, that upon Sublessee paying the rent and performing the covenants of this Sublease, Sublessee shall peacefully and quietly have, hold and enjoy the Sublease Premises and all rights granted to Sublessee in this Sublease throughout the Renewed Sublease Term without hindrance or molestation by anyone claiming by or through Sublessor.

Sublessor hereby warrants and represents that, except as set forth in Exhibit B, the Original Sublease has not been amended or modified in any material way. Sublessor further warrants and represents to Sublessee that the Original Sublease is in full force and effect without default on the part of Sublessor (as “Subtenant” named thereunder) or, to the best of Sublessor’s knowledge, Computervision. Sublessor further agrees that it will not amend the Original Sublease in any manner that will materially and adversely affect the rights or obligations of Sublessee under this Sublease without in each instance notifying Sublessee in advance of such amendment and obtaining Sublessee’s prior written consent to such amendment, which consent shall not be unreasonably withheld or delayed.

Sublessor agrees to perform all of its obligations as Subtenant under the Original Sublease, except to the extent that same have been assumed by Sublessee under this Sublease. Sublessor agrees to indemnify and hold harmless Sublessee from and against all claims, demands, damages, expenses (including reasonable legal expenses) and liabilities resulting from Sublessor’s breach, violation or nonperformance of any of its obligations under the Original Sublease or the Main Lease (as incorporated into the Original Sublease). Sublessor further agrees to deliver to Sublessee copies of any notice of default given by Sublessor to Computervision or given by Computervision to Sublessor, promptly following the giving or receiving of any such notice, as the case may be, with respect to alleged defaults under the Original Sublease.

7. Condition of the Premises. By its execution hereto, Sublessee acknowledges that Sublessee has inspected the Sublease Premises and accepts the same “AS IS” Sublessor shall have no obligation or duty to Sublessee regarding the preparation of the Sublease Premises for occupancy by Sublessee. Any construction work proposed to be performed by Sublessee shall be subject to the prior written approval of Sublessor and Computervision, which approval shall not be unreasonably withheld or delayed, and shall be in accordance with the provisions of Sections 20 and 21 below.

8. Parking; Signage; Maintenance. Sublessee shall be entitled to use, on a non-exclusive basis and at no extra charge, its pro rata share of the parking spaces allocated to Sublessor under Section 3 of the Original Sublease, which pro rata share shall be equal to twenty-five (25) parking spaces.

To the extent Sublessor controls signage in, on or around the Main Premises, Sublessor agrees to list Sublessee on any sign in, on or around the Main Premises that displays the names of other tenants and/or occupants of the Main Premises. To the extent Computervision controls signage within the Main Premises (as is the case at the time of the execution of this Sublease), Sublessor agrees to use reasonably diligent efforts (at no cost to Sublessor) to induce Computervision to list Sublessee on any sign in, on or around the Main Premises that displays the names of other tenants and/or occupants of the Main Premises.

Sublessor acknowledges that Computervision has agreed, under the terms of the Original Sublease (including without limitation Section 29 and Exhibit E thereof), to provide, among other things, customary cleaning and trash removal services for the Sublease Premises.

9. Sublessee’s Right to Use Certain Amenities and Common Facilities. Sublessee shall have the right to use, in common with others entitled thereto and subject to any rules and regulations of Sublessor, Computervision or Original Landlord then in effect, any common areas or facilities in the Main Premises, including the cafeteria, fitness center, walkways, driveways, shipping and receiving areas, loading docks, parking areas, bathroom facilities, elevators, entrances and exits located in the Main Premises and not within space occupied by Sublessor or demised to other occupants of the Main Premises, to the extent provided in the Original Sublease (including without limitation Sections 3 and 31 thereof). Sublessee shall also be entitled to use all available and permissible access, ingress and egress to and from the Sublease Premises via the Main Premises, as shown on Exhibit D. The Sublease Premises and Original Sublease Premises shall be accessible internally from the Main Premises via separate entrances.

10. Security Deposit. Sublessee shall continue to maintain deposit with Sublessor the sum of Twenty-Five Thousand Six Hundred Ten and 00/100 Dollars ($25,610.00) to secure the obligations of Sublessee under this Sublease (the “Security Deposit”) unless Computervision requires the Security Deposit to be transferred to Computervision in which event prior to such transfer Computervision agrees to be bound by the terms of this Sublease applicable to the Security Deposit. Sublessor acknowledges there exists no default under the Envoy Worldwide Sublease for which Sublessor is entitled to use any portion of the Security Deposit (as defined in the Envoy Worldwide Sublease). The Security Deposit shall be held by Sublessor throughout the Renewed Sublease Term in a segregated, interest-bearing account of a federally insured bank with a branch office in the Boston, Massachusetts metropolitan area. Within ten (10) business days alter Sublessee’s delivery of the Security Deposit to Sublessor, Sublessor shall provide to Sublessee notice of the name and location of such depository bank and the name and account number of the account in which the Security Deposit is being held (the “Security Deposit Account”). At any time, and from time to time, during the Renewed Sublease Term, but no more frequently than once each calendar month, Sublessor shall, within five (5) business days alter Sublessee’s request therefor, provide Sublessee with written evidence of the then current balance of the Security Deposit Account.

Sublessor may apply all or any part of the Security Deposit to any default by Sublessee that occurs and is continuing beyond applicable grace and cure periods hereunder. If all or any portion of the Security Deposit is applied •to any default of Sublessee hereunder, Sublessee shall immediately upon request by Sublessor restore the Security Deposit to its original amount Upon full performance by Sublessee of its obligations hereunder, the Security Deposit (or the remaining unapplied portion thereof) shall be returned to Sublessee within thirty (30) days after the expiration or earlier termination of this Sublease and surrender of possession of the Sublease Premises by Sublessee in accordance with the terms of this Sublease (including without limitation Section 20 hereof).

In the event Sublessor (i) applies all or any part of the Security Deposit to any alleged default by Sublessee without first providing Sublessee with written notice of such default, if required under this Sublease, and an opportunity to cure such default in accordance with

Section 5 hereof; or (ii) otherwise makes an unauthorized withdrawal of any portion of the Security Deposit from the Security Deposit Account, Sublessee shall be permitted to offset the amount of such withdrawal against payments of Minimum Rent and Additional Rent next due to Sublessor hereunder.

11. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed duly served if and when delivered by hand or sent by registered, certified or express mail, postage prepaid, return receipt requested, and addressed.

If to Sublessor	InteQ Corporation
100 Crosby Drive
Bedford, MA 01730
Attn: Chief Financial Officer

If to Sublessee:	Envoy Worldwide, Inc.
100 Crosby Drive
Bedford, MA 01730
Attn: Chief Financial Officer

with a copy to:	Palmer & Dodge LLP
Ill Huntington Avenue at Prudential Center
Boston, MA 02199
Attn: Ronald S. Eppen, Esq.

Any of the parties named in this Section 11 may change the address for notices by written notice sent in accordance with this Section 11 to each of the other persons at the addresses as set forth herein.

12. Amendment. This Sublease may not be amended, altered or modified except by instrument in writing and executed by Sublessor and Sublessee and approved by Computervision.

13. Brokerage. Sublessee and Sublessor, each on its own behalf, warrants and represents to the other, Computervision and Original Landlord that such party has not dealt with any broker or finder in connection with this Sublease or the Subleased Premises, and agrees to hold harmless and indemnify the other party, Computervision and/or Original Landlord, as the case may be, for any loss, cost, damage and expense, including reasonable attorney’s fees, incurred by any such indemnified party for any breach by the indemnitor of its foregoing representation and warranty.

14. Insurance. Sublessee shall, at its own expense and in accordance with Section 8 of the Original Sublease, early and keep in full force and effect (i) insurance for the full replacement value of all of Sublessee’s and Sublessor’s (to the extent used by Sublessee) personal property, equipment, furniture and fittings in the Sublease Premises to protect the same from fire, theft or other damage, and (ii) commercial general liability insurance. Specific coverages and amounts shall be the same as those listed in Exhibit B to the Original Sublease. Sublessee shall cause Sublessor and Computervision to be named as additional insureds under Sublessee’s insurance policy or policies. Any references to Exhibit C in Section 8 of the Original Sublease shall mean and be references to Exhibit B of the Original Sublease.

15. Subletting. Sublessee shall not have the right to assign or sublease the Sublease Premises without obtaining the prior written consent of Sublessor and Computervision, as provided in Section 7 of the Original Sublease.

16. Compliance with Laws. Sublessee shall, at its own cost and expense, promptly comply with all laws applicable to Sublessee’s use and occupancy (including any modifications or renovations to the Sublease Premises proposed by Sublessee) of the Sublease Premises, including without limitation all laws relating to environmental matters. Notwithstanding the foregoing, Sublessor represents and warrants that, to the best of Sublessor’s actual knowledge, the Sublease Premises and the use thereof for general office use complies in all material respects with all laws applicable to the Sublease Premises and the use thereof:

17. Approval of Computervision. This Sublease is expressly conditioned upon and subject to Computervision’s written consent or approval. This Sublease shall be of no force or effect and shall not be binding against Sublessor or Sublessee unless and until (i) each of the parties has executed and delivered to the other an original, fully executed counterpart of this Sublease (it being agreed that Sublessor shall return to Sublessee an original, fully executed counterpart of this Sublease within three (3) business days of Sublessee’s execution and delivery of this Sublease to Sublessor), and (ii) Computervision has provided its written consent or approval for this Sublease (the “Consent”). In the event Computervision requires Sublessor and Sublessee to become a party to any document or instrument related to such consent or approval, such consent or approval shall not be deemed granted unless such document or instrument is approved by Sublessee, which approval shall not be unreasonably withheld, conditioned or delayed (it being expressly agreed that it shall not be unreasonable for Sublessee to withhold said approval if such document or instrument creates any additional obligations on the part of Sublessee beyond those contained in this Sublease). Sublessor agrees to use reasonably diligent efforts to obtain the written consent or approval of Computervision for this Sublease. In no event shall Sublessor be liable to Sublessee by reason of Computervision’s failure to provide written consent or approval under this Section 17. Notwithstanding the foregoing, if Computervision fails to provide the Consent prior to March 1, 2004, the Envoy Worldwide Sublease shall continue in effect upon the same terms and conditions contained therein, except for Minimum Rent, which shall be the initial amount set forth in Section 3 hereof: The term of the Envoy Worldwide Sublease, if extended, shall expire upon the earlier to occur of (a) the date Computervision provides the Consent, (b) 180 days from the date Computervision denies the Consent (c) the date set forth in a written notice delivered to Sublessor of Sublessee’s intent to vacate the premises which shall not be given prior to September 30, 2004.

18. Intentionally Omitted.

19. Subordination to Original Sublease and Main Lease. Sublessee acknowledges and agrees that this Sublease and all rights hereunder shall be subject and subordinate to (i) the Original Sublease and the Main Lease; (ii) all matters to which the Original Sublease or the Main Lease is or shall be subject and subordinate and (iii) the matters identified in Exhibit F to the Original Sublease. This Section 19 shall be self-operative and no further instrument of subordination shall be required.

Sublessee further acknowledges and agrees that, except as provided in this Section 19, if either the Main Lease or the Original Sublease terminates prior to the expiration of the Renewed Sublease Term pursuant to any termination right therein in favor of Sublessor pursuant to Sections 6(b)(2) or 6(e) of the Original Sublease, or in favor of Computervision or the Original Landlord, then this Sublease shall terminate simultaneously therewith and Sublessee shall vacate and surrender the Sublease Premises in accordance with Section 20 of this Sublease, in which event Sublessee shall have no recourse against Sublessor unless Sublessor’s failure to comply with its obligations under the Original Sublease or under Section 6 of this Sublease caused the termination of the Original Sublease or Main Lease. In the event of termination, reentry or dispossession by Computervision under the Original Sublease, this Sublease shall continue in full force and effect and Computervision shall not disturb Sublessee’s use, possession and enjoyment of the Sublease Premises and shall take over any of the right, title and interest therein, but shall NOT assume the obligations of Sublessor in, to or under this Sublease except to the extent such obligations do not exceed Computervision’s obligations under the Original Sublease. Sublessee shall attorn to Computervision and the rent payable for the Sublease Premises shall be adjusted to the then current lease rate (on a per square foot basis) payable by Sublessor to Computervision pursuant to the Original Sublease immediately prior to such termination, reentry or dispossession. Computervision shall not (a) be liable for any previous acts or omissions of Sublessor under this Sublease, (b) be subject to any counterclaim, offset or defense which accrued to Sublessee against Sublessor, and (c) be bound by any previous modification of this Sublease or by any previous prepayment of more than one (1) month’s rent under this Sublease (except to the extent actually received by Computervision), provided, with respect to A and B above, that Computervision performs or cures any then-existing default of Sublessor that Computervision would have been obligated to so perform or cure under the Original Sublease.

This Section 19 shall be self-operative and no further instrument of subordination or attornment shall be required.

20. Surrender. Upon the expiration or earlier termination of this Sublease, Sublessee shall (i) vacate and surrender the Sublease Premises in broom-clean condition, (ii) restore the Sublease Premises to the same condition in which they existed at the beginning of the Renewed Sublease Term, including without limitation the restoration and return to Sublessor of any and all security systems, furniture, equipment, telephones and telephone equipment used by Sublessee during the Renewed Sublease Term, general wear and tear and casualty and condemnation excepted (and also excepting the wall separating the Sublease Premises from the Original Sublease Premises), and (iii) otherwise perform all obligations of Sublessor as required under Section 20 of the Original Sublease or as Computervision or the Original Landlord may otherwise require (but only with respect to the Sublease Premises). Sublessee shall indemnify and hold harmless Sublessor for any losses, costs, damages, expenses and other liability (including reasonable attorney’s fees) resulting from Sublessee’s failure to restore the Sublease Premises as required by this Section 20.

21. Alterations. Sublessee shall not make, or cause to be made, any alterations, repairs, additions or improvements in or to the Sublease Premises except with the prior written consent of the Sublessor and Computervision and otherwise in accordance with the provisions of Section 21 of the Original Sublease. Any such approved alterations, repairs, additions or improvements of Sublessee shall be removed by Sublessee at the end of the Term and Sublessee shall restore the Sublease Premises as required by Section 20 of this Sublease or, at Sublessor’s or Computervision’s option, such alterations, repairs, additions or improvements shall not be removed by Sublessee but shall become the property of Sublessor or Computervision. Notwithstanding the foregoing, Sublessee shall be permitted to remove all of its trade fixtures and portable office equipment and personal property from the Sublease Premises.

22. Security. All security for the Sublease Premises (as distinguished from security for the Main Premises or the Original Sublease Premises) shall be Sublessee’s sole responsibility and expense. Further, the installation of any security measures or systems by Sublessee in the Sublease Premises shall be Sublessee’s sole responsibility and expense and shall be governed by and subject to the provisions of Sections 20 and 21 of this Sublease. Notwithstanding the foregoing, at Sublessee’s option, Sublessee may elect to utilize Sublessor’s existing security system for the Original Sublease Premises. To the extent that Sublessee so elects in writing any use by Sublessee of Sublessor’s existing security system shall be in accordance with Section 23 of this Sublease. Without limiting the generality of the foregoing sentence, and notwithstanding anything to the contrary in the Original Sublease, Sublessee expressly acknowledges and agrees that Sublessor shall not be liable to Sublessee or any third party claiming by, through or under Sublessee, under this Sublease or at law or in equity, for any liability, claim, loss, damage or expense caused directly or indirectly by Sublessor’s existing security system, or any deficiency or defect thereof or the operation, maintenance or repair thereof by either Sublessor or Sublessee, or any act or omission of Sublessor or any of Sublessor’s employees, agents, contractors, invitees, or licensees that causes the impairment thereof (though expressly excluding the gross negligence of Sublessor or Sublessor’s employees or agents and also expressly excluding the willful misconduct of Sublessor or any of Sublessor’s employees, agents, contractors, invitees, or licensees), and Sublessee specifically waives all rights to make claims against Sublessor for breach of any warranty whatsoever.

23. Sublessee’s Use of Sublessor’s Equipment. On the terms and conditions provided in this Section 23, Sublessor shall make available to Sublessee for Sublessee’s use in the Sublease Premises during the Renewed Sublease Term the following equipment (collectively, the “Equipment”):

(i)	Sublessor’s existing security system (but only if Sublessee so elects in writing);

(ii)	Sublessor’s existing furniture in the Sublease Premises and any additional furniture necessary to complete Sublessee’s buildout and for Sublessee’s use in the Sublease Premises. Specific types of furniture (including cubicles) shall be subject to availability. Such furniture shall be more particularly described in Exhibit B, which shall be executed when the parties agree on the exact nature and amount of the Equipment and shall thereafter be attached hereto and incorporated herein; and

(iii)	Sublessor’s existing telephones and telephone wires and switches servicing the Sublease Premises, also more particularly described in Exhibit E, which shall be executed when the parties agree on the exact nature and amount of the Equipment and shall thereafter be attached hereto and incorporated herein; provided, however, that A) Sublessee shall be responsible for obtaining and paying for phone and/or internet service for the Sublease Premises, and B) Sublessee agrees that Sublessor shall be permitted to have twenty-four hour access to the telephone closet, which is located in the Sublease Premises, upon reasonable advanced notice to Sublessee (except that such notice shall not be required in the case of emergencies), and so long as such access does not result in a material interruption to Sublessee’s business operations (except in the case of emergencies).

Sublessor represents and warrants that Sublessor is the lawful owner of;, and has good and valid record marketable and non-voidable title to, and has the full right to allow Sublessee to use, the Equipment.

No right, title or interest in the Equipment shall pass to Sublessee by virtue of such use or otherwise. Sublessee shall not sell, assign, sublet or otherwise dispose of; or permit legal process or encumbrance upon or against any interest in the Equipment. Sublessee shall not move the Equipment outside the Sublease Premises without Sublessor’s prior written consent.

Sublessee shall use the Equipment only for the purpose for which the Equipment was designed, and Sublessee shall comply with all laws, regulations and orders applicable to the Equipment or the operation or use thereof. All costs associated with Sublessee’s use of the Equipment, including without limitation any repair, maintenance, or moving costs, shall be borne solely by Sublessee. Sublessee, at its sole cost and expense shall maintain the Equipment in good condition and repair according to the manufacturer’s recommended guidelines or the equivalent and shall furnish proof of such maintenance, if requested by Sublessor. Sublessee shall furnish, at its sole expense, all needed servicing and parts, which parts shall become part of the Equipment and the property of Sublessor. Sublessee shall not make any alterations or attachments to the Equipment without the prior written consent of Sublessor, and any permitted alterations or. attachments which cannot be readily removed. without damaging the Equipment’s originally intended function or value shall become part of the Equipment and the property of Sublessor.

Upon the expiration or earlier termination of this Sublease, Sublessee, at its own risk and expense, shall return the Equipment to Sublessor in the same condition as delivered, ordinary wear and tear excepted. Hardware and software shall be repaired or replaced as necessary, at Sublessee’s expense, to ensure the Equipment operates, to specifications. Until the Equipment is returned to (and received by) Sublessor, Sublessee shall bear the entire risk of loss due to casualty, theft, damage to or destruction of the Equipment (“Event of Loss”), but specifically excluding any loss due to condemnation, seizure, requisition of title or use, the gross negligence of Sublessor or Sublessor’s employees or agents or the willful misconduct of Sublessor or Sublessor’s employees, agents, contractors, invitees or licensees. When any Event of Loss occurs, Sublessee shall immediately notify Sublessor and shall (a) place such Equipment in good repair and working order or (b) replace such Equipment with like Equipment in good repair and working order, with clear title to the replacement Equipment in Sublessor. The proceeds of any insurance payable with respect to the Equipment shall be applied, at the option of Sublessor, either towards (y) replacement or repair of the Equipment or(z) payment of any of Sublessee’s obligations under this section.

Except as expressly set forth herein, Sublessor makes no representations or warranties either express or implied as to any matter whatsoever relating to the Equipment, including without limitation the design or condition of the Equipment, its merchantability, suitability, quality or fitness for a particular purpose, and Sublessor hereby disclaims any such warranties. Notwithstanding anything to the contrary in the Original Sublease, Sublessor shall not be liable to Sublessee or any third party claiming by, through or under Sublessee, under this Sublease or at law or in equity, for any liability, claim, loss, damage or expense caused directly or indirectly by the Equipment, or any deficiency or defect thereof; or the operation, maintenance or repair thereof by Sublessor or Sublessee, or any act or omission of Sublessor or any of Sublessor’s employees, agents, contractors, invitees, or licensees (though expressly excluding the gross negligence of Sublessor or Sublessor’s employees or agents and also expressly excluding the willful misconduct of Sublessor or any of Sublessor’s employees, agents, contractors, invitees, or licensees), and Sublessee specifically waives all rights to make claims against Sublessor for breach of any warranty whatsoever, except as expressly set forth herein. Sublessee further agrees to indemnify, defend and hold harmless Sublessor from and against all claims, costs, expenses (including without limitation reasonable legal expenses), damages and liabilities arising from or pertaining to Sublessee’s use, delivery, return or disposition of the Equipment. Without limiting the generality of the foregoing, and notwithstanding anything to the contrary in the Original Sublease, Sublessor shall not be liable to Sublessee or any third party claiming by, through or under Sublessee, for the interruption (however caused) of phone or internet service or the failure of the existing security system (except if caused by the gross negligence of Sublessor or Sublessor’s employees or agents or the willful misconduct of Sublessor or Sublessor’s employees, agents, contractors, invitees or licensees).

The cost of Sublessee’s acquisition, installation or construction of any additional equipment in the Sublease Premises shall be Sublessee’s sole responsibility and expense and shall be subject to the provisions of Sections 20 and 21 of this Sublease.

24. Sublessee’s Use Of Sublessor’s Conference Rooms. Subject to the right of Sublessor to use its conference rooms, during the Renewed Lease Term until the date Sublessee occupies or denies the First Offer Space, Sublessee may use a conference room pre-designated by Sublessor at no cost or expense for such usage to Sublessee in the event that Sublessee’s conference rooms are all occupied or are inadequate for Sublessee’s space needs, provided that:

(a) Use of such conference room shall be subject to availability and based upon prior notice by Sublessee and approval of Sublessor.

(b) Use of such conference room shall not exceed 8 hours per week.

25. First Offer Right. During the Renewed Sublease Term, provided that Sublessee is EnvoyWorldWide, Inc. and there is no default under this Sublease beyond any applicable notice or grace period, if any, Sublessee shall have a one-time right of first offer upon only one of the adjoining premises listed below the (“First Offer Space”) subject to their respective terms and conditions. In such an event, Sublessor shall give written notice to Sublessee of the availability of the First Offer Space prior to offering or advertising such space to any other party. On or before the fifth (5th) business day after Sublessee’s receipt of such notice, time being of the essence thereof; Sublessee shall have the right (the “First Offer Right”) to send Sublessor a notice stating that Sublessee elects to rent the First Offer Space. In the event of exercise of such First Offer Right, the terms and conditions of this Sublease shall apply to the lease of such space except that the Minimum Rent payable pursuant to Section 3 for such First Offer Space shall be adjusted at that time to reflect the then current lease rate (on a per square foot basis) paid by Sublessor to Computervision. In addition, should Sublessee exercise such First Offer Right, Sublessee’s option to extend this Sublease described in Section 25 shall be deemed exercised without any additional notice or agreement required, provided that Sublessee’s failure to exercise the First Offer Right shall in no way invalidate or otherwise affect its option to extend. The First Offer Space shall be any one of the following adjoining premises:

(a) The premises adjacent to the Sublease Premises on the first floor measuring 4,966 rentable square feet which is presently subleased to Schwabel Corporation (“Schwabel Space”) which will become available on April 1, 2005 pursuant to the terms of such sublease, provided, however, that such right of first offer shall not be available to the Sublessee only if Schwabel Corporation decides to renew its sublease for an additional period exceeding not less than six (6) months.

(b) The premises adjacent to the Sublease Premises on the first floor measuring 3,674 rentable square feet which is presently subleased to Veroxity Technology Partners, such sublease having a scheduled termination date of October 15, 2005 without renewal and vacancy after October 15, 2005. Sublessor shall not renew or extend the sublease of Veroxity Technology Partners unless the Schwabel Space has been made available to Sublessee and Sublessee has elected not to lease such space.

26. Option To Extend Sublease For One Year. Sublessee shall have the right to extend the term of this Sublease, including any additional space leased pursuant to Section 25, for a period of twelve (12) months, upon written notice to Sublessor at least Ninety (90) days prior to the end of the Renewed Sublease Term. In the event of such extension, the Minimum Rent payable pursuant to Section 3 shall be adjusted at that time to reflect the then current lease rate (on a per square foot basis) paid by Sublessor to Computervision. Such rate shall remain effective for the twelve month extension period and the extension period shall be upon the other terms and conditions contained herein Sublessee’s option to extend may also be exercised pursuant to the terms of Section 25.

[SIGNATURES ON FOLLOWING PAGE]

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EXECUTED under seal as of the day and year first above written.

Sublessor:

INTEQ CORPORATION

By:	/s/ Santhana Krishnan
Name:	Santhana Krishnan
Title:	Chief Executive Officer hereunto duly authorized

Sublessee:

ENVOYWORLDWIDE, INC

By:	/s/ David Page
Name:	David Page
Title:	Chief Operating Officer hereunto duly authorized

FIRST AMENDMENT TO SUB-SUBLEASE

THIS FIRST AMENDMENT TO SUB-SUBLEASE (this “Amendment”) dated as of October 16, 2005 is entered into by and between INTEQ CORPORATION (“Sublessor”) and ENVOYWORLDWIDE, INC. (“Sublessee”).

RECITALS:

A. Pursuant to a certain Sub-Sublease dated February 11, 2004 (the “Sublease”) Sublessor leased to the Sublessee certain premises located at 100 Crosby Drive, Bedford, Massachusetts and more specifically described in the Sub-Sublease.

B. Sublessor and Sublessee desire to enter into this Amendment to amend the Sublease.

AMENDMENT

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Sublessor and Sublessee hereby agree as follows:

1. Any capitalized terms used herein but not defined herein shall have the meaning set forth in the Sublease.

2. Additional Premises. Commencing October 16, 2005, pursuant to section 25 (First Right offer) Sublessor agrees to sublet and Sublessee agrees to hire a portion of Sublessor’s premises consisting of approximately 3,674 rentable square foot located on the first floor of the Building as more particularly shown on as cross hatched area on Schedule A attached hereto and made a part hereof (the “Additional Premises”), which Additional Premises shall be and become a part of the Sublease Premises. Subtenant expressly acknowledges and agrees that Sublessor has not made and is not making, and Sublessee, in executing and delivering this Amendment, is not relying upon, any warranties, representations, promises or statements, as to the condition of the Additional Premises. It is understood and agreed that Section 7 of the Sub-lease is hereby modified with respect to the Additional Premises as Sublessee has bad the opportunity to investigate the Additional Premises and the Additional Premises are being delivered in “as-is” condition. Sublessor is not required to perform work of any kind nature or description to prepare the Sublease premises for Sublessee’s occupancy.

3. Term: Effective as of October 16, 2005, the first sentence of Section 2 of the Sublease shall be amended to read as follows:

Demise of Sublease Premises Renewed Sublease Term Permitted Use. Sublessor hereby leases to Sublessee, and Sublessee hereby leases from Sublessor, on the terms and conditions set forth herein, the Sublease Premises including the Additional Premises, together with all available access thereto and egress therefrom, as provided in Section 9 below, and the right to use, in common with other tenants, all common facilities in the Main Premises, as provided in Section 9 below, TO HAVE AND TO HOLD for a period of thirty six months commencing on the March 1, 2004 (October 16, 2005 for Additional Premises) and terminating February 28, 2007, unless sooner terminated as herein provided or as provided in the Original Sublease or the Main Lease (the “Renewed Sublease Term”).

4. Minimum Rent: Effective as of October 16, 2005, Section 3 of the Sublease shall be amended to read as follows:

Minimum Rent. Sublessee covenants and agrees to pay to Sublessor, during the Renewed Sublease Term, a fixed minimum rent (the “Minimum Rent”) as follows:

Period	Monthly Minimum Rent
3/1/04-2/28/05	$10,026.81
3/1/05-9/30/05	$11,796.25
10/1/05-10/15/05	$5,898.13
10/16/05-10/31/05	$8,194.38
11/1/05-2/29/2007	$16,388.75

Minimum Rent is calculated upon an annual charge equal to (i) $11.75 per rentable square foot of the Sublease Premises plus $1 00 per rentable square foot of the Sublease Premises for electricity, as set forth m Section 4(b) hereof, for the period from March 1, 2004 to February 28, 2005, and (ii) $14.00 per rentable square foot of the Sublease Premises plus $1.00 per rentable square foot of the Sublease Premises for electricity, as set forth in Section 4(b) hereof, for the period from March 1, 2005 to February 28, 2007 (as the aforementioned periods may be delayed or extended in accordance with Section 17 hereof). Minimum Rent shall be payable in advance, on the first day of each and every calendar month during the Renewed Sublease Term, without notice, setoff or deduction other than as expressly set forth herein, at the Sublessor’s address, as set forth herein, or at such other place or to such other person as Sublessor may from time to time designate in writing to Sublessee. With respect to any partial month at the beginning or end of the Renewed Sublease Term, the Minimum Rent due under this Sublease shall be pro-rated accordingly.

5. Additional Rent. Effective as of October 16, 2005, the second sentence of Section 4(a) of the Sublease shall be amended to read as follows:

“According to the foregoing formula, Sublessee’s Share of Operating Costs equals twenty-four and five tenths percent (24.5%)”

6. Additional Rent. Effective as of October 16, 2005, the second sentence of Section 4(b) of the Sublease shall be amended to read as follows:

In the event Sublessor incurs any additional costs in connection with providing electricity to the Sublease Premises (in connection with any billings to Sublessor by Computervision in accordance with paragraph 3 of Exhibit D to the Original

Sublease, but specifically excluding any costs associated with any separately metered portions of the Main Premises or Original Sublease Premises not occupied or used by Sublessee, including but not limited to Sublessor’s data center and network operating center on the ground floor of the Main Premises), Sublessee shall pay to Sublessor promptly upon request a portion of such additional costs (the “Additional Electricity Payments”), where such portion is calculated by dividing the rentable square footage of the Sublease Premises by the rentable square footage of the Original Sublease Premises (i.e. 24.5%).

7. Right of first offer and Option to extend. Effective as of October 16, Section 25 and 26 shall deleted in their entirety.

8. Sublease in Full Force and Effect. Except as otherwise expressly provided herein, the Sublease shall remain unmodified and in full force and effect, and the Sublease, as modified by this amendment, is hereby ratified and confirmed. From and after the date hereof, all references to the Sublease shall mean the Sublease as affected by this Amendment. The execution of this Amendment shall not be deemed a waiver by any party hereto of any of the terms, covenants and conditions contained in the Sublease.

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SIGNATURE PAGES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Sublessor and the Sublessee have duly executed this Amendment as an instrument under seal as of the day and year first written above,

Sublessor:

INTEQ CORPORATION

By:	/s/ Santhana Krishnan
Name:	Santhana Krishnan
Title:	Chief Executive Officer hereunto duly authorized

Sublessee:

ENVOYWORLDWIDE, INC

By:	/s/ Ben Levitan
Name:	Ben Levitan
Title:	Chief Executive Officer hereunto duly authorized

SECOND AMENDMENT TO SUB-SUBLEASE

THIS SECOND AMENDMENT TO SUB-SUBLEASE (this “Second Amendment”), dated as of the execution of this document is by and between INTEQ CORPORATION, (“Sublessor”) and ENVOYWORLDWIDE, INC. (‘Sublessee”).

RECITALS:

A. Pursuant to a certain Sub-Sublease dated February 11, 2004 as amended by the First Amendment to Sub-Sublease dated October 16, 2005, to the Original Sub-Sublease (“the Sublease”), Sublessor leased to Sublessee certain premises measuring 13,111 rentable sq. ft. located at 100 Crosby Drive, Bedford, Massachusetts and more specifically described in the Sublease and the term of which Sublease expires on February 28, 2007 (The Renewed Sublease Term).

B. Sublessor and Sublessee desire to enter into this Second Amendment to further amend the Sublease and extend the term of the Sublease.

AMENDMENT

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Sublessor and Sublessee agree as follows:

1. Any capitalized terms used herein but not defined herein shall have the meaning set forth in the Sublease and/or the First Amendment.

2. Term. The term of the Sublease shall be extended to November 30, 2009 (the “Expiration Date”). Effective as of execution of this amendment, Section 2 of the Sub-Sublease shall be amended to read as follows:

Demise of Sublease Premises: Renewed Sublease term; Permitted Use.

Sublessor hereby leases to Sublessee, and Sublessee hereby leases from Sublessor, on the terms and conditions set forth herein, the Sublease Premises including the Additional Premises, together with all available access thereto and egress therefrom, as provided in Section 9 of the original Sublease, and the right to use, in common with other tenants, all common facilities in the Main Premises, as provided in Section 9 of the original Sublease, TO HAVE AND TO HOLD FOR a period of sixty-nine months commencing on the March 1, 2004 (October 16, 2005 for Additional Premises) and terminating November 30, 2009, unless sooner terminated as herein provided or as provided in the Original Sublease or the Main Lease (the “Renewed Sublease Term”). Sublessee shall have no further right to extend or renew the Sublease beyond the Expiration Date.

3. Minimum Rent: Effective as of the execution of this amendment, Section 3 of the Sublease shall be amended to read as follows:

Minimum Rent: Sublessee covenants and agrees to pay to Sublessor, during the Renewed Sublease Term, a fixed minimum rent (the “Minimum Rent”) as follows:

Period	Monthly Minimum Rent
3/1/04-2/28/05	$10,026.81
3/1/05-9/30/05	$11,796.25
10/1/05-10/15/05	$5,898.13
10/16/05-10/31/05	$8,194.38
11/1/05-11/30/2009	$16,388.75

Minimum Rent is calculated upon an annual charge equal to (i) $11.75 per rentable square foot of the Sublease Premises plus $1.00 per rentable square foot of the Sublease Premises for electricity, as set forth in Section 4(b) hereof, for the period from March 1, 2004 to February 28, 2005, and (ii) $14.00 per rentable square foot of the Sublease Premises plus $1.00 per rentable square foot of the Sublease Premises for electricity, as set forth in Section 4(b) hereof, for the period from March 1, 2005 to November 30, 2009 (as the aforementioned periods ma be delayed or extended in accordance with Section 17 hereof). Minimum Rent shall be payable in advance, on the first day of each and every calendar month during the Renewed Sublease Term, without notice, setoff or deduction other than as expressly set forth herein, at the Sublessor’s address, as set forth herein, or at such other place or to such other person as Sublessor may from time to time designate in writing to Sublessee. With respect to any partial month at the beginning or end of the Renewed Sublease Term, the Minimum Rent due under this Sublease shall be pro-rated accordingly.

4. Brokerage. Sublessee and Sublessor, each on its own behalf warrants and represents to the other, Computervision and Original Landlord that such party has not dealt with any broker or finder in connection with this Sublease or the Subleased Premises, and agrees to hold harmless and indemnify the other party, Computervision and/or Original Landlord, as the case may be, for any loss, cost, damage and expense, including reasonable attorney’s fees, incurred by any such indemnified party for any breach by the indemnitor of its foregoing representation and warranty.

5. Approval of Computervision. This Amendment is expressly conditioned upon and subject to Computervision’s written consent and approval. Sublessee agrees to use reasonably diligent efforts to obtain such consent or approval. Upon Sublessor’s request, Sublessee shall reimburse Sublessor for any costs/fees charged by Computervision for providing consent or approval for this Sublease. In no event shall Sublessor be liable to Sublessee or any third party for any damages, losses or expenses caused by or arising out of Computervision’s failure to provide written consent or approval for this Sublease.

6. Sublessee’s Use of Sublessor’s Equipment. The following shall be inserted after Section 23 (iii) of the Sublease

(iv) Exhibit E of the original Sublease will be replaced by Exhibit E1 attached hereto which reflects the updated list of Equipment as of the date of this Second Amendment.

(v) Sublessee may return any or all equipment, furniture or fixtures on Exhibit E1 to Sublessor during the term of the Sublease at no cost to Sublessee by providing Sublessor 45 days notice in writing which email will be an acceptable form for notification.

(vi) Effective November 30, 2006, Envoy will discontinue the use of InteQ’s phone system and will return the all phone equipment referenced on the attached Exhibit E1.

7. Sublease in Full Force and Effect. Except as otherwise expressly provided herein, the Sublease as first amended shall remain unmodified and in fall force and effect, and the Sublease, as modified by this Second Amendment, is hereby ratified and confirmed. From and after the date hereof, all references to the Sublease shall mean the Sublease as affected by this Second Amendment. The execution of this Second Amendment shall not be deemed a waiver by any party hereto of any of the terms, covenants and conditions contained in the Sublease.

IN WITNESS WHEREOF, Sublessor and Sublessee have duly exercised this Second Amendment as an instrument under seal as of the day and year first written above.

SUBLESSOR		SUBLESSEE

INTEQ CORPORATION		ENVOYWORLDWIDE, INC.

By:	/s/ Santhana Krishnan	By:	/s/ Brad Rosenblum
Name:	Santhana Krishnan	Name:	Brad Rosenblum
Title:	Chief Executive Officer Here Unto Duly Authorized	Title:	Vice President of Finance Here Unto Duly Authorized